Exhibit 10.3

SEPARATION AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE, dated as of October 5, 2024 (the “Agreement”), is by and between Trevena, Inc. (the “Company” or “Trevena”), and Mark Demitrack, MD (the “Employee”). The Company and the Employee are referred to as the “Parties.”

WHEREAS, the Company and Employee entered into an Executive Employment Agreement, dated June 25, 2019 (the “Employment Agreement”) and was amended and updated on May 1, 2020;

WHEREAS, the Company is terminating Employee’s employment without “Cause” pursuant to the Employment Agreement and Employee is eligible for severance payments and benefits under the Employment Agreement;

WHEREAS, the Employee’s eligibility for severance payments and benefits under the Employment Agreement is conditioned upon the Employee’s timely execution and delivery of this Agreement; and

WHEREAS, except as otherwise stated herein, the Employment Agreement shall be terminated and neither the Company nor Employee shall have any further rights and/or obligations under that agreement.

NOW THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1.            Termination of Employment. Employee’s last day of employment with Trevena was October 5, 2024 (the “Termination Date”). Trevena will pay all earned base salary as of the Termination Date in accordance with Trevena’s usual compensation and payroll practices. Employee will be reimbursed for all reasonable business expenses incurred up to and including the Termination Date in accordance with Trevena’s expense reimbursement policy. Employee agrees to submit to the Company all outstanding expense reports within ten (10) business days following the Termination Date. All such expense reports will be prepared and submitted in accordance with Company policy.

2.            Severance Benefits. In accordance with Paragraph 7(a) of the Employment Agreement, and in consideration of Employee’s timely execution and delivery of this Agreement (and non-revocation), and other promises and obligations herein, Trevena agrees to pay Employee the following Severance Benefits:

a.	Severance Pay in the total amount of $530,500.00 (reflective of 12 months of base salary) subject to applicable tax withholdings and other deducions. The portion of such severance pay that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall be paid in a lump sum within sixty (60) days after the Termination Date, but in no event later than March 15, 2025. The portion of such severance pay that is subject to Section 409A, if any, shall be paid in accordance with the installment schedule set forth in the Employment Agreement, which for a “specified employee” shall be subject to a six month delay following Employee’s separation from service (within the meaning of Section 409A), to the extent required under Section 409A, in accordance with Section 8(c) of the Employment Agreement.

b.	A pro-rata bonus in the amount of $181,978.89 for 2024 subject to applicable tax withholdings and other deductions to be paid within 60 days of the Termination Date.

c.	A cash payment of $29,981.64 intended to offset the cost of health continuation coverage, payable at the same time as the severance pay described in paragraph (a) above.

d.	Accelerated vesting of unvested shares subject to outstanding equity awards that are held as of October 5, 2024 (termination date) that would have otherwise vested if Employee had remained a Company employee for nine (9) months following the termination date, which accelerated vesting will commence two business days from the date hereof.

In the event that Employee’s termination of employment constitutes a “Termination in Connection With or Following a Change of Control” within the meaning of Section 7(b) of the Employment Agreement, then the Severance Pay and bonus described in paragraphs (a) and (b) above shall be increased to $1,143,510.14 (reflective of 15 months of base salary and target bonus as well as pro rata bonus for the calendar year of termination) and the cash payment described in paragraph (c) shall be increased to $37,364.55 and Trevena agrees to the immediate and full accelerated vesting of all unvested shares subject to any outstanding equity awards held by Executive at the time of termination. The portion of such amounts that are exempt from Section 409A shall be paid in a lump sum within sixty (60) days after the Termination Date, but in no event later than March 15, 2025. The portion of such amounts that are subject to Section 409A, if any, shall be paid in accordance with the installment schedule set forth in the Employment Agreement, which for a “specified employee” shall be subject to a six month delay following Employee’s separation from service (within the meaning of Section 409A), to the extent required under Section 409A, in accordance with Section 8(c) of the Employment Agreement.

Section 8(c) of the Employment Agreement (“Section 409A”) and Section 11 of the Employment Agreement (“Parachute Payment”) are hereby incorporated herein by reference as though fully set forth herein, and for the avoidance of doubt, shall apply to any payments or benefits provided for hereunder.

The payments in this Paragraph 2 are collectively referred to herein as the “Severance Benefits.” Employee acknowledges that the consideration set forth in this Paragraph is satisfactory and adequate to Employee and that Employee has no right to claim or receive any other severance benefits under any agreement, plan or program of the Company. Employee further acknowledges that absent Employee’s timely execution and delivery of this Agreement (and non-revocation), Employee would not be entitled to the Severance Benefits.

Employee further acknowledges that all current life insurance, short term disability, and long-term disability coverage will cease as of his or her Termination Date, subject to any portability or conversion privileges under such policies, if applicable.

Except as otherwise specifically provided in this Agreement or as required pursuant to applicable law or under an applicable Company benefit plan with respect to Employee’s vested benefits, Employee shall not be entitled to any compensation or benefits or to participate in any past, present or future Company employee benefit programs or arrangements on or after the Termination Date.

3.             Release by Employee. In consideration of the Severance Benefits referenced in Paragraph 2 and the other undertakings of Trevena herein, Employee hereby releases and discharges Trevena and its parent, subsidiary, affiliated and related entities, and its and their predecessors, successors, employee benefit plans, trustees, members, partners, affiliates, joint venture partners, divisions, directors, officers, insurers, employees, agents, and representatives, whether present or former (hereinafter collectively, “Releasees”) from and against any and all claims, liabilities, demands and causes of action, known or unknown, arising in law or equity, which Employee or any of Employee’s heirs, executors or administrators ever had, now has, or may have against Releasees from the beginning of time until the date of Employee’s execution of this Agreement including, but not limited to, all claims that arise out of or relate to Employee’s employment with Trevena or to the termination of that employment including, but not limited to: all claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Whistleblower Law, and all other federal, state, and local statutes and regulations (the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner); all wrongful discharge claims; all tort claims (including negligence and gross neligence); all claims for breach of contract; all common law claims; and all claims for attorneys’ fees and costs. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a release or waiver of (i) Employee’s rights to enforce the terms of this Agreement, to defense or indemnification based upon Employee’s past conduct within the course and scope of his or her duties for the Company that he or she may have whether based on Company bylaws, state law, insurance policy, or the Indemnity Agreement between Company and Employee, or to apply for unemployment benefits, or (ii) any other claims that, as a matter of law, whether by statute or otherwise, may not be released or waived.

4.             No Personal Relief. Employee agrees that Employee has not caused or permitted any charge, claim, complaint, or lawsuit to be filed against Trevena as of the Termination Date (other than those charges, claims, complaints or lawsuits protected under the whistleblower provisions of federal law or regulation). The parties agree that nothing in this Agreement prohibits Employee from filing a claim, charge or complaint with the EEOC, SEC, NLRB, or any state or local government agency responsible for enforcing anti-discrimination, retaliation, or whistleblower laws (collectively, “Administrative Agencies”) or from participating in any investigation conducted by Administrative Agencies. Employee, however, acknowledges and agrees that Employee is not entitled to and shall not accept any relief, monetary or otherwise, from any charge, claim, complaint, or lawsuit brought by Employee or on Employee’s behalf before any Administrative Agency or court, except that this Agreement does not limit Employee’s right to receive an award for information provided to an Administrative Agency from a government-administered whilsteblower award program (including an award from the SEC pursuant to Section 21F of the Securities Exchange Act of 1934 and the regulations thereunder).

5.             No Admission of Liability. Employee understands and agrees that this Agreement shall not be construed as an admission by Trevena of any wrongdoing involving Employee’s employment or separation from employment.

6.             Cessation of Severance Benefits. Employee acknowledges and understands that if he/she breaches any provisions of this Agreement, he/she will cease to be eligible for any severance payments and benefits under this Agreement, and the Company may, in its sole discretion, require Employee to reimburse the Company for any portion of the Severance Benefits described under Paragraph 2 that Employee previously received.

7.             Future Payments and Benefits. Employee acknowledges and agrees that Employee has received all compensation and benefits due and owing by Trevena to Employee as of the Termination Date. Employee acknowledges and agrees further that, other than the Severance Benefits referenced in Paragraph 2, all base salary that Employee has earned through the Termination Date as referenced in Paragraph 1, and any vested benefit to which Employee may be entitled subject to the terms of the Company’s employee benefit plans, Trevena has no obligation to provide Employee with any wages, bonus, severance, or any other future payment or benefit, including, but not limited to, any payment, bonus, or benefit, including any severance payment or benefit, after the Termination Date.

8.             Employment Termination Acknowledgement. Employee confirms that Employee’s employment with Trevena has terminated, and that Trevena has settled all obligations to Employee (except with respect to Trevena’s obligations under this Agreement). Employee agrees to waive any claim to future employment with Trevena.

9.             Non-Disparagement. Employee agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically, any disparaging or derogatory comment about or concerning any Releasee. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment, retaliation, or discrimination or any other conduct Employee has reason to believe is unlawful Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit Employee from making reports (including voluntary reports) of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or making other disclosures protected under the whistleblower provisions of federal law or regulation, (y) require prior approval by the Company or notification to the Company of any such report or (z) prevent Employee from collecting a monetary award in connection with such report (collectively, “Protected Whistleblower Activity”).

10.           Cooperation. Employee agrees that, to the extent permitted by law, he or she shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. The Company agrees, within thirty (30) business days following receipt of original supporting documentation in accordance with the Company’s business expense reimbursement policy, to reimburse Employee for all reasonable travel and lodging expenses incurred in such cooperation. Employee further agrees that, to the extent permitted by law, he or she will notify the Company promptly in the event that Employee is served with a subpoena (other than a subpoena issued by a government agency), or in the event that Employee is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. Employee will testify truthfully in all such matters or proceedings. Nothing in this Agreement is intended to be or may be construed in any way as being dependent upon or contingent on the content of Employee’s testimony. Employee also shall cooperate with signing any and all documents provided by Trevena or its representatives that are needed to assign rights to any and all intellectual property, invention, discovery or other rights developed or arising as part of Employee’s employment with Trevena.

11.           References. In response to inquiries from prospective employers, Trevena agrees to disclose only Employee’s dates of employment and last title. Employee agrees to direct such inquiries to Trevena’s Chief Business Officer, currently Robert Yoder.

12.           Confidentiality. Employee agrees and covenants that Employee has not communicated or disclosed and will not communicate or disclose in the future this Agreement, the terms of this Agreement, or any information regarding the negotiation of this Agreement to any person other than immediate family members, legal counsel, and tax or financial advisors, all of whom shall be informed of and bound by the confidential nature of this Agreement. Employee and Company may disclose information relating to this Agreement as required by law. In the event that Employee is served with a subpoena or other legal process that would require Employee to disclose any information relating to this Agreement, Employee agrees to provide written notice to Trevena immediately so that the Company may seek appropriate protection from a court of competent jurisdiction. Nothing herein is intended to be or will be construed to prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding the Company or his or her employment with the Company when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, Governmental Agencies, including without limitation engaging in Protected Whistleblower Activity. With respect to communications with such Governmental Agencies, Employee is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications. However, only to the extent protected under SEC Rule 21F-4(b)(4)(i) and SEC Rule 21F- 4(b)(4)(ii), Employee cannot disclose to anyone confidential communications and documents that are protected by the Company’s attorney-client privilege or work product protection. Employee represents and does not allege that Employee was ever subjected to discrimination, retaliation, or harassment. Nonetheless, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment, retaliation, or discrimination or any other conduct Employee has reason to believe is unlawful.

13.           Return of Company Property. Employee agrees and covenants that Employee has returned to Trevena all property belonging to the Company in Employee’s possession or control including, but not limited to, all confidential and proprietary business information, papers, documents, letters, invoices, notes, memoranda, keys, key fobs, building access cards, corporate credit cards, phone cards, computers (including laptops and tablets), disks, electronic files, cellular phones, and office equipment (collectively, “Company Property”). Employee further agrees and covenants that Employee has not retained any copies, electronic or otherwise, of Company Property and has deleted all Company Property from all computers, disks, cellular phones, and other devices in Employee’s possession or control that do not constitute Company Property.

14.           Equity Compensation. Any stock options held by Employee on the Termination Date will be governed by the terms of the Trevena, Inc. 2023 Equity Incentive Plan ( the “2023 Plan”), the 2013 Equity Incentive Plan, as amended (the “2013 Plan”), the Trevena, Inc. 2008 Equity Incentive Plan, as amended (the “2008 Plan”), the Trevena, Inc. Inducement Plan (the “Inducement Plan”), and/or the respective grant letter for such Stock Options. The Parties agree that, effective as of the Termination Date, the termination of Employee’s employment with the Company shall be deemed to be a “Termination of Continuous Service” under each of the 2023 Plan, the 2013 Plan, the 2008 Plan, and the Inducement Plan. Any outstanding shares will vest per the terms of the Employment Agreement and outlined in Section 2d of this agreement.

15.           Continuing Obligations. Employee agrees and understands that Employee’s obligations under the Employee Proprietary Information, Invention and Non-Solicitation Agreement (the “PIIA”) between the Employee and the Company continue beyond the termination of Employee’s employment and remain in full force and effect to the maximum extent permitted by applicable law. That agreement is incorporated as if fully set forth herein. Employee agrees and covenants to comply with such ongoing obligations and reaffirms that the agreement is valid and enforceable to the maximum extent permitted by applicable law.

16.           Severability. Employee agrees and acknowledges that the invalidity or unenforceability of any particular provision of this Agreement or the PIAA shall not affect the validity or enforceability of any other provision herein, and that the subject provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law.

17.           Entire Agreement; Integration; No Modification. This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and, except for Employee’s continuing obligations referenced in Paragraph 15, this Agreement supersedes and voids all previous agreements and understandings between Employee and Trevena with respect to the subject matter hereof, if any, whether written or oral. This Agreement may not be modified or amended except in a writing executed by both parties that is specifically identified as a modification or amendment to this Agreement.

18.          Successors and Assigns. The rights and obligations of Trevena under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Trevena. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

19.          Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflict of laws, except that the duty to arbitrate below shall be governed by and construed in accordance with the Federal Arbitration Act. Any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by binding arbitration in the Commonwealth of Pennsylvania in accordance with the Employment Arbitration & Mediation Procedures of the American Arbitration Association before one arbitrator, who shall be selected in accordance with the procedures of the American Arbitration Association. The award of the arbitrator shall be final and binding and judgment upon the award may be entered in any court of competent jurisdiction as set forth above. All fees and expenses of the arbitrator and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be shared equally by the parties. Each party shall bear its own witness expenses and attorneys’ fees, except as otherwise provided by law. Notwithstanding the duty to arbitrate set forth above, Trevena does not waive and hereby reserves its right to seek temporary, preliminary, and/or permanent injunctive relief for violations of Paragrpahs 12, 13, and 15 of this Agremeent, and such action shall exclusively be initiated in any federal or state court in the Commonwealth of Pennsylvania having jurisdiction over the subject matter, and Employee hereby consents to the personal jurisdiction of these courts. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.

20.          Counterparts and Electronic Delivery. This Agreement may be executed in counterparts, each of which will be deemed an original. A facsimile, telecopy or other reproduction hereof may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

21.          Employee Acknowledgements. Employee understands and agrees that:

a.	Employee has been advised in writing by Trevena through this Agreement to discuss this Agreement with an attorney of Employee’s own choice before executing it;

b.	Employee has carefully read and understands all of the terms of this Agreement, including the general release set forth in Paragraph 3;

c.	In executing this Agreement, Employee has not relied on any oral or written representation or statement other than the express language in this Agreement;

d.	Employee has signed this Agreement knowingly and voluntarily and without coercion or duress;

e.	Employee may revoke this Agreement at any time during the seven (7) day period immediately following the date Employee signs this Agreement (“Revocation Period”) by delivering or arranging to have delivered a written notice of revocation signed by Employee to Robert Yoder, Senior Vice President and Chief Business Officer, Trevena, Inc., 955 Chesterbrook Boulevard, Suite 110, Chesterbrook, Pennsylvania 19087, no later than 5:00 p.m. Eastern Time on the seventh (7th) day following the day Employee signs this Agreement. If the last day of the Revocation Period falls on a weekend or holiday, the last day of the Revocation Period will be deemed to be the next business day. If delivered by mail, the revocation must be post-marked within the Revocation Period. This Agreement shall not become effective and enforceable until the expiration of the Revocation Period. If Employee validly revokes this Agreement within the Revocation Period, this Agreement shall be rendered null and void, and Employee shall not be entitled to any of the Severance Benefits referenced in Paragraph 2.

f.	Trevena has provided Employee up to twenty-one (21) days to review this Agreement, and changes made to this Agreement, whether material or nonmaterial, do not restart the twenty-one (21) day period. To qualify for the Severance Benefits, Employee must sign and return the Agreement to Robert Yoder, Chief Business Officer, Trevena, Inc., 955 Chesterbrook Boulevard, Suite 110, Chesterbrook, PA 19087 within twenty-one (21) days after receiving the Agreement. To the extent Employee takes less than 21 days to consider this Agreement prior to signing it, Employee gives Trevena assurances that Employee’s decision to accept such shortening of time is knowing and voluntary and is not induced by Trevena through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of said time period, or by providing different terms to employees who sign such an agreement prior to the expiration of said time period.

[Signatures appear on subsequent page]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the dates below.

TREVENA, INC.		EMPLOYEE

By:	/s/ Robert Yoder	/s/ Mark Demitrack
Name:	Robert Yoder	Employee Name
Title:	SVP & Chief Business Officer

Dated:	10/5/2024	Dated:	10/5/2024